Contact:         Jeffrey L. Cunningham
President and Chief Executive Officer
(423) 745-1111

ATHENS BANCSHARES CORPORATION

AUTHORIZES FIFTH STOCK REPURCHASE

February 20, 2013, Athens, Tennessee — Athens Bancshares Corporation (Nasdaq: “AFCB”) (the “Company”), the holding company for Athens Federal Community Bank, announced today that its Board of Directors has authorized a fifth stock repurchase program.  The new program authorizes the repurchase of up to 112,554 shares, or 5.0%, of the Company’s outstanding common stock.  Repurchases will be conducted through open market purchases, which may include purchases under a trading plan adopted pursuant to Securities and Exchange Commission Rule 10b5-1, or through privately negotiated transactions. Repurchases will be made from time to time depending on market conditions and other factors. There is no guarantee as to the exact number of shares to be repurchased by the Company.  The Company’s fourth stock repurchase program, which authorized the repurchase of up to 118,478 shares of Company common stock, was completed on February 6, 2013.

Athens Bancshares Corporation is the parent holding company of Athens Federal Community Bank. Athens Federal Community Bank, a federally chartered, FDIC-insured savings bank, was organized in 1934. The Bank is headquartered in Athens, Tennessee and provides financial services to individuals, families and businesses through its seven banking offices located in southeast Tennessee.

This press release may contain certain forward-looking statements which are based on management’s current expectations regarding economic, legislative and regulatory issues that may impact Athens Bancshares Corporation’s earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition, changes in accounting principles, policies or guidelines, changes in legislation or regulation and other economic, competitive, governmental, regulatory and technological factors affecting Athens Bancshares Corporation’s operations, pricing, products and services.